EXHIBIT 11.1

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                 PRIMARY        FULLY DILUTED
Weighted average common shares
  outstanding ................................................   19,659,059     19,659,059

Stock options and warrants outstanding........................    2,180,285      5,090,633
                                                                 ----------     -----------
Weighted average shares of common stock
  outstanding.................................................   21,839,344     24,749,722
                                                                 ==========     ==========
Net Income ...................................................   $1,707,505     $1,707,505
                                                                 ==========     ==========
Income per share..............................................   $      .08     $      .07
                                                                 ==========     ==========